Exhibit 99.1

FOR IMMEDIATE RELEASE March 27, 2024

Scilex Holding Company Announces that the U.S. Bankruptcy Court has Extended the Lockup Period on Shares of Scilex Stock Previously Distributed by Sorrento to its Stockholders as a Dividend

PALO ALTO, CALIFORNIA – March 27, 2024 (GLOBE NEWSWIRE) - Scilex Holding Company (Nasdaq: SCLX, “Scilex”), an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain, today announced that the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”) has extended the expiration of the restrictions on transfer of the shares of common stock of Scilex that were previously distributed by Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento”), Scilex’s former controlling stockholder, to Sorrento’s stockholders as a dividend on January 19, 2023 (the “Dividend Stock”). Such lock-up period was previously set to expire on March 31, 2024. On March 26, 2024, the Court approved a motion to extend the lock-up period of the Dividend Stock to the earlier of (i) September 30, 2024 or (ii) the date on which Sorrento and its Official Committee of Unsecured Creditors agree in writing or on the record in Sorrento’s chapter 11 cases certain claims that may be asserted in potential litigation to avoid Sorrento’s distribution of Dividend Stock and to recover such Dividend Stock (the “Stock Clawback Claims”) should not be pursued, or on such date that the Court deems just and proper. The Court did not make any determination regarding the merits of the Stock Clawback Claims.

Accordingly, any shares of the Dividend Stock (including any such shares held by brokerage firms) may not be sold, transferred or otherwise disposed of and the holders of Dividend Stock would be prohibited from causing or encouraging any third party to do the same. The foregoing extension shall apply only to the Dividend Stock and does not apply to any other outstanding securities of Scilex.

To review the Court order, please click the link here.

About Scilex Holding Company

Scilex Holding Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. Scilex’s commercial products include: (i) ZTlido® (lidocaine topical system) 1.8%, a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia, which is a form of post-shingles nerve pain; (ii) ELYXYB®, a potential first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults; and (iii) Gloperba® , the first and only liquid oral version of the anti-gout medicine colchicine indicated for the prophylaxis of painful gout flares in adults, expected to launch in the first half of 2024.

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In addition, Scilex has three product candidates: (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXATM” or “SP-102”), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica for which Scilex has completed a Phase 3 study and has granted Fast Track status from the FDA in 2017; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of chronic neck pain and for which Scilex has recently completed a Phase 2 trial in low back pain. SP-103 has granted Fast Track status from the FDA in low back pain; and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in 2024.

Scilex Holding Company is headquartered in Palo Alto, California.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Scilex and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding any early expiration of the restrictions on transfer of the Dividend Stock, Scilex’s expectation to launch Gloperba® in the first half of 2024 and plans to initiate a Phase 2 clinical trial in 2024 for SP-104.

Risks and uncertainties that could cause Scilex’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks associated with the unpredictability of trading markets and whether a market will be established for Scilex’s common stock; general economic, political and business conditions; risks related to COVID-19 (and other similar disruptions); the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex will be unable to successfully market or gain market acceptance of its product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the outcome of the trials and studies for SP-102, SP-103 or SP-104 may not be successful or reflect positive outcomes; risks that the prior results of the clinical and investigator-initiated trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and intellectual property risks; and other risks and uncertainties indicated from time to time and other risks described in Scilex’s most recent periodic reports filed with the Securities and Exchange Commission, including Scilex’s Annual

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Report on Form 10-K for the year ended December 31, 2023, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Scilex undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

Investors and Media

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

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SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc., a wholly-owned subsidiary of Scilex Holding Company. A proprietary name review by the FDA is planned.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc., a wholly-owned subsidiary of Scilex Holding Company.

Gloperba® is the subject of an exclusive, transferable license to use the registered trademark by Scilex Holding Company.

ELYXYB® is a registered trademark owned by Scilex Holding Company.

All other trademarks are the property of their respective owners.

© 2024 Scilex Holding Company All Rights Reserved.

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